Exhibit 23.1

Wantong Finance Center #1905, Xicheng District, Beijing, China

Email: bjqrcpa@163.com	TEL：010-64446251

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3/A (Amendment No.2, file number 333-261229); Form S-3/A (Amendment No.1, file number 333- 250160), relating to the financial statements of Shineco Inc., including the consolidated balance sheets of Dream Partner Limited and its subsidiary as of June 30, 2023 and 2022, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2023, which appear in this Current Report on Form 8-K/A of Shineco Inc.

Beijing Quanrui CPAs

Beijing, PRC

November 29, 2023